Exhibit 5.1

GUTIÉRREZ BERGMAN BOULRIS, PLLC

901 PONCE DE LEON BLVD., SUITE 303

CORAL GABLES, FL 33134

December 6, 2019

Veritas Farms, Inc.

1512 E. Broward Blvd., Suite 300

Fort Lauderdale, Florida 33301

Ladies and Gentlemen:

You have requested our opinion with respect to the 11,358,123 shares of common stock, par value $0.001 per share (the “Shares”) of Veritas Farms, Inc. (the “Company”) offered by certain of the Company’s shareholders and included in the Registration Statement filed with the Securities and Exchange Commission on November 27, 2019 (File No. 333-235300) and as subsequently amended (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”). As set forth in the Registration Statement the accompanying prospectus, the Shares consist of (a) 9,643,748 Shares held by the selling shareholders named in the Registration Statement purchased as part of a private offering completed in August 2019 (the “2019 Private Offering”); (b) 964,375 Shares issuable upon exercise of warrants to purchase Shares issued to WestPark Capital, Inc., the Company’s placement agent for the 2019 Private Offering and its affiliates; and (c) 750,000 Shares upon exercise of warrants to purchase Shares issued to WestPark and its affiliates for financial advisory services.

As counsel to the Company, we have examined the original or certified copies of such records of the Company, and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary for the opinion expressed in this letter. In such examination, we have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based on, and subject to the foregoing, we are of the opinion that (a) the outstanding Shares are duly authorized, validly issued, fully paid and non-assessable; and (b) the Shares issuable upon exercise of the Warrants are duly authorized, and when issued upon exercise of the warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

In rendering this opinion, we advise you that members of this Firm are members of the Bar of the State of Florida. We express no opinion herein concerning the applicability or effect of any laws of any jurisdiction other than the laws of the State of Florida, the Nevada Corporation Law (Chapter 78, Nevada Revised Statutes) and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our Firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Members of our Firm hold options to purchase 87,500 Shares.

Very truly yours,

/s/ GUTIÉRREZ BERGMAN BOULRIS, PLLC